Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-194685-01
March 2, 2015

American Airlines, Inc. Series 2015-1 EETC Investor Presentation March 2, 2015

Cautionary Statement Regarding Forward-Looking Statements and Information This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving American Airlines Group Inc. (formerly named AMR Corporation) (the “Company”) and US Airways Group, Inc., including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those described under Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014, and the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the limitations of the Company’s historical consolidated financial information, which is not directly comparable to its financial information for prior or future periods; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation to which the airline industry is subject; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses (“NOLs”) carried over from prior taxable years (“NOL Carryforwards”); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Annual Report on Form 10-K for the period ended December 31, 2014 (especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and other risks and uncertainties listed from time to time in the Company’s filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. 2

This Investor Presentation highlights basic information about the issuer and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse at 1-800-221-1037 or Deutsche Bank at 1-800-503-4611 3

American Airlines, Inc. 2015-1 EETC Offering

American 2015-1 EETC • American Airlines, Inc. (“American”) intends to issue $1,213,824,000 in aggregate face amount of Pass Through Certificates, Series 2015-1 (“American 2015-1”), in two classes, as follows: ? Class A: $947,778,000 ? Class B: $266,046,000 • The proceeds from the offering will be used by American to finance 28 aircraft currently owned or scheduled to be delivered to American through September 2015: ? Eight (8) Airbus A319 aircraft delivered between July 2013 and February 2015 ? Five (5) Boeing 737-800 aircraft delivered between September 2009 and March 2015 – selected from a pool of 6 such aircraft ? One (1) Boeing 787-8 aircraft delivered in January 2015 – selected from a pool of 6 such aircraft ? Five (5) Boeing 777-300ER aircraft delivered between April 2014 and February 2015 – selected from a pool of 6 such aircraft ? Nine (9) Embraer ERJ 175 LR aircraft scheduled to be delivered between July and September 2015 • The collateral for this transaction represents a broad cross-section of American’s newest, most efficient and strategically core aircraft to the current and future fleet • Joint Structuring Agents and Lead Bookrunners: Credit Suisse and Deutsche Bank Securities • Active Bookrunners: Citigroup, Goldman Sachs, Morgan Stanley • Liquidity Facility Provider and Depositary: Crédit Agricole Corporate and Investment Bank, acting through its New York branch Note: American expects to finance the first 5 of 6 delivered Boeing 737-800 aircraft, the first of 6 Boeing 787-8 aircraft, and the first 5 of 6 delivered Boeing 777-300ER aircraft. 5

American 2015-1 EETC Structural Summary Class A Class B Face Amount $947,778,000 $266,046,000 Expected Ratings (S&P / Fitch) A / A BBB / BBB Initial LTV / Maximum LTV1 56.9% 72.5% Initial Average Life 8.7 years 5.5 years Regular Distribution Dates May 1 and November 1 May 1 and November 1 Final Expected Distribution Date2 May 1, 2027 May 1, 2023 Final Legal Distribution Date November 1, 2028 November 1, 2024 Section 1110 Protection Yes Yes Liquidity Facility 18 months 18 months Proceeds from the issuance will be held in escrow with the Depositary and Depositary withdrawn from time to time to purchase Equipment Notes as the aircraft are funded 1 Calculated as of the first regular distribution date following the date on which all aircraft are expected to have been financed pursuant to the offering, assumed to be November 1, 2015. 2 Each series of Equipment Notes will mature on the Final Expected Distribution Date for the related class of Certificates. 6

Key Structural Elements American 2015-1 is structured similar to recent precedents • Two Classes of Certificates Offered ? Two tranches of amortizing debt offered, each of which will benefit from a liquidity facility covering three semi-annual interest payments • Cross-Default and Cross-Collateralization ? Yes, from day one • Waterfall ? Interest on the Eligible Pool Balance of the Class B Certificates is paid ahead of Class A Certificates’ principal • Buy-Out Rights ? After the occurrence of certain events during an American bankruptcy, Class B Certificate holders have the right to purchase all (but not less than all) of then outstanding Class A Certificates at par plus accrued and unpaid interest • Collateral ? Strategically core aircraft types to American’s fleet operations; represents a cross-section of American’s go-forward fleet ? Weighted average aircraft age of ~0.8 years(1) 1 Measured at March 16, 2015 for delivered aircraft. 7

Overview of the Collateral Pool

Attractive Aircraft Pool

- Aggregate aircraft appraised value of approximately $1,663 million[1]
- Appraisals indicate an initial collateral cushion of 43.1% and 27.5% on the Class A and B Certificates, respectively,[2] which increases over time as the debt amortizes

Aircraft No	Aircraft Type	Narrow /Wide /Regional	Manufacturer's Serial Number	Registration Number	Engine Type	MTOW (lbs)	Delivery Date	Aircraft Age (years)	Maintenance Adjusted Base Value			
									AISI	BK	MBA	LMM
1	A319-112	Narrow	5698	N9002U	CFM56-5B7	166,400	Jul-13	1.6	41.30	33.26	33.74	**33.74**
2	A319-112	Narrow	5761	N9006	CFM56-5B7	166,400	Aug-13	1.5	41.39	33.31	33.93	**33.93**
3	A319-112	Narrow	5781	N5007E	CFM56-5B7	166,400	Sep-13	1.5	41.53	33.40	34.12	**34.12**
4	A319-112	Narrow	5788	N8009T	CFM56-5B7	166,400	Sep-13	1.5	41.48	33.37	34.12	**34.12**
5	A319-112	Narrow	6429	N9026C	CFM56-5B7	166,400	Jan-15	0.2	46.34	35.93	37.43	**37.43**
6	A319-112	Narrow	6437	N8027D	CFM56-5B7	166,400	Jan-15	0.1	46.34	35.93	37.43	**37.43**
7	A319-112	Narrow	6456	N12028	CFM56-5B7	166,400	Feb-15	0.1	47.90	35.93	37.46	**37.46**
8	A319-112	Narrow	6491	N9029F	CFM56-5B7	166,400	Feb-15	0.1	47.90	35.93	37.46	**37.46**
9	737-823	Narrow	29561	N806NN	CFM56-7B	158,500	Sep-09	5.5	32.70	31.80	31.61	**31.80**
10	737-823	Narrow	31077	N807NN	CFM56-7B	158,500	Sep-09	5.5	32.74	31.82	31.65	**31.82**
11	737-823	Narrow	31210	N964NN	CFM56-7B	158,500	Jan-15	0.2	48.76	48.26	47.62	**48.21**
12	737-823	Narrow	33239	N965NN	CFM56-7B	158,500	Jan-15	0.1	50.46	48.26	47.62	**48.26**
13	737-823	Narrow	33240	N966NN	CFM56-7B	158,500	Feb-15	0.0	50.54	48.26	47.66	**48.26**
14	787-8	Wide	40618	N800AN	GEnx-1B70	502,500	Jan-15	0.2	116.35	117.41	118.40	**117.39**
15	777-323ER	Wide	31553	N728AN	GE90-115	700,000	Apr-14	0.9	155.05	160.68	153.01	**155.05**
16	777-323ER	Wide	33127	N729AN	GE90-115	700,000	May-14	0.8	155.54	161.06	153.88	**155.54**
17	777-323ER	Wide	31554	N730AN	GE90-115	700,000	Jul-14	0.7	155.99	162.11	155.64	**155.99**
18	777-323ER	Wide	33523	N731AN	GE90-115	700,000	Oct-14	0.4	156.82	163.72	158.28	**158.28**
19	777-323ER	Wide	31549	N732AN	GE90-115	700,000	Dec-14	0.3	157.30	164.16	160.03	**160.03**
20	ERJ 175 LR	Regional	17000486	N206NN	CF34-8E5	85,517	Jul-15	0.0	30.55	28.15	30.04	**29.58**
21	ERJ 175 LR	Regional	17000487	N207AN	CF34-8E5	85,517	Jul-15	0.0	30.55	28.15	30.04	**29.58**
22	ERJ 175 LR	Regional	17000492	N208AN	CF34-8E5	85,517	Jul-15	0.0	30.55	28.15	30.04	**29.58**
23	ERJ 175 LR	Regional	TBD	N209NN	CF34-8E5	85,517	Aug-15	0.0	30.60	28.15	30.07	**29.61**
24	ERJ 175 LR	Regional	TBD	N210NN	CF34-8E5	85,517	Aug-15	0.0	30.60	28.15	30.07	**29.61**
25	ERJ 175 LR	Regional	TBD	N211NN	CF34-8E5	85,517	Aug-15	0.0	30.60	28.15	30.07	**29.61**
26	ERJ 175 LR	Regional	TBD	N212NN	CF34-8E5	85,517	Sep-15	0.0	30.65	28.15	30.09	**29.63**
27	ERJ 175 LR	Regional	TBD	N213NN	CF34-8E5	85,517	Sep-15	0.0	30.65	28.15	30.09	**29.63**
28	ERJ 175 LR	Regional	TBD	N214NN	CF34-8E5	85,517	Sep-15	0.0	30.65	28.15	30.09	**29.63**
Total								0.8	**$1,741.83**	**$1,667.95**	**$1,661.69**	**$1,662.77**

Note: American expects to finance the first 5 of 6 delivered Boeing 737-800 aircraft, the first of 6 Boeing 787-8 aircraft, and the first 5 of 6 delivered Boeing 777-300ER aircraft.

[1] Lesser of the mean and median ("LMM") of the maintenance adjusted Base Values of the aircraft as appraised by Aircraft Information Services, Inc. ("AISI"), BK Associates, Inc. ("BK") and Morten Beyer & Agnew ("mba") in February 2015.

[2] Calculated as of November 1, 2015, the first Regular Distribution date after all aircraft are expected to have been financed.

9

Young and Diversified Portfolio By Aircraft Type (% of base value)(1) By Body Type (% of base value)(1) ERJ 175 LR Regional 16% 16% 737-800 777-300ER 13% 47% Widebody 54% Narrowbody 30% A319-100 17% 787-8 7% By Delivery Date: 0.8 Years Average Age(1)(2) 50% 47% 41% 40% 30% 20% 8% 10% 4% 0% 2009 2013 2014 2015 1 By LMM Base Value. 2 At March 16, 2015. 10

Aircraft Statistics & Role in American’s Fleet • Key Manufacturer Statistics ? Number in Operation: 1,425 ? Number on Order: 1,472 A319-100 ? Number of Operators: 100 Flies “hot and high” and high frequency, smaller routes for American with state of the art interiors • Key Manufacturer Statistics ? Number in Operation: 3,462 ? Number on Order: 1,260 737-800 ? Number of Operators: 154 The 737-800 aircraft is the new generation workhorse of the American Airlines fleet, accounting for over 40% of domestic ASMs • Key Manufacturer Statistics ? Number in Operation: 220 ? Number on Order: 241 787-8 ? Number of Operators: 27 American’s new generation long range aircraft; the 787-8 is particularly suited for replacing the 767 on lower capacity long haul missions, where it can deliver fuel cost savings of up to 15% Note: Order count inclusive of unfilled orders. Source: Airbus, American Airlines, Boeing 11

Aircraft Statistics & Role in American’s Fleet • Key Manufacturer Statistics ? Number in Operation: 541 ? Number on Order: 229 777-300ER ? Number of Operators: 36 Flagship three-class service on American’s key business long haul routes, including New York (JFK) to London (LHR) among others • Key Manufacturer Statistics • Number in Operation: 223 ERJ 175 LR • Number on Order: 154 • Number of Operators: 15 Delivers a mainline passenger experience at regional jet operating economics Note: Order count inclusive of unfilled orders. Source: American Airlines, Boeing, Embraer 12

Fleet Replacement Plan • American plans to have one of the youngest and most fuel efficient fleets in the industry Aircraft Delivery Schedule 2015 2016 2017 2018 Beyond 2018 Total A320 Family 42 25 20 — 87 A320 Family Neo — 10 25 65 100 B737-800 18 20 20 — 58 B737-8 Max — 3 17 80 100 B787 Family 12 12 11 7—42 A350-900 — 6 10 6 22 B777-300ER 2 2 ——4 Mainline Total 74 59 70 59 151 413 Average Mainline Age (yrs) 11.1 10.3 9.9 10.1 CRJ-900 18 20 ——38 ERJ 175 LR 24 24 12 — 60 Regional Total 54 44 12 — 110 Note: Combined AAG order book as of December 31, 2014. Source: American Airlines 13

Airbus A319-100 • 118 currently in American and US Airways combined fleet with 7 more delivering in the next 12 months • MD-80 domestic network replacement for small, medium or high frequency markets • Aircraft of choice for American in “hot and high” performance in emerging markets with less frequency or markets with lower traffic Top 10 Operators A319 Range Map (from DFW) Operator # of Aircraft % 1 Easy Jet 151 10.6% 2 US Airways 93 6.5% 3 Delta Airlines 57 4.0% 4 United Airlines 55 3.9% 5 British Airways 44 3.1% 6 Air France 41 2.9% 7 GermanWings 41 2.9% 8 China Southern Airlines 40 2.8% 9 Air Canada 38 2.7% 10 Frontier Airlines 35 2.5% 90 other operators 830 58.2% Total in Operation 1,425 100.0% Key Characteristics Firm Orders 1,472 # Delivered 1,433 # Backlog 93 # In Service 1,425 # of Customers 132 # of Current Airline Operators 100 Note: Aircraft statistics excluded Government, Executive and private jets as well as undisclosed customers. Source: Airbus 14

Boeing 737-800 • Today, the 737-800 is the workhorse of the American fleet, 787-800 Scheduled Deployment accounting for over 40% of domestic ASMs ? In the combined American network, the 737-800 accounts for more domestic ASMs than the MD-80 and regional fleet combined • Over the last decade, the 737-800 has replaced the MD-80 as the backbone of the American fleet • The 737-800 operates out of every legacy American hub to most major spokes and also accounts for a significant portion of hub-to-hub flying ? In addition, the fleet type is used for missions to Central America, the Caribbean and the northern rim of South America Change in Fleet size of the 737-800 and MD-80 738 MD-80 304 304 284 264 246 220 226 200 195 190 169 163 152 139 96 60 34—2010 2011 2012 2013 2014 2015 2016 2017 2018 Source: American Airlines 15

Range of Boeing 737-800, 787-8 and 777-300ER Aircraft from DFW

777-300ER[2]
351,530-kg (770,000-lb) **MTOW**[1]
386 three-class passengers

787-8[2]
227,930-kg (502,500-lb) **MTOW**
242 three-class passengers

737-800
70,010-kg (158,500-lb) **MTOW**
162 three-class passengers



Mumbai
Dubai
Hong Kong
Shanghai
Moscow
Addis Ababa
Tokyo
London
Anchorage
Lagos
New York
Los Angeles
DFW
Mexico City
Panama City
Cape Town
Lima
Sydney
Rio De Janeiro
Auckland
Buenos Aires

[1] Represents MTOW for American Airlines specific aircraft.
[2] 777-300ER and 787-8 have similar range
Source: Boeing

16

ERJ 175 LR: an aircraft with an established and growing installed base Firm Order Operator Orders Delivered Backlog Aeromexico Connect 3 3 0 Air Lituanica 1 1 0 American Airlines 60 0 60 Azul 5 5 0 Belavia 2 2 0 Compass Airlines 36 36 0 ECC Leasing 1 1 0 LOT Polish 12 12 0 United Airlines 30 19 11 Oman Air 5 5 0 Republic Airways 151 98 53 Royal Jordanian 3 3 0 Sky Regional 15 15 0 Skywest 47 23 24 Unannounced commercial customer 6 0 6 TOTAL 377 223 154 76 Passengers Total 12 First 20 Main 44 Economy Class Cabin Extra Source: Embraer as of January 31, 2015 17

American Airlines Group Business Overview

American Airlines Group Business Overview • 2014 was a record year for the American Airlines Group—Record profit1 of $4.2 billion—Record revenues of $42.7 billion—Pretax margin1 of 9.8% • Integration going smoothly so far and teams continue to together • Investing in our team—Reached five-year JCBAs2 with pilots and flight attendants—4% base salary increase to employees below the director and those with ratified JCBAs • Investing in our product—Inducted 132 new aircraft in 20143—Announced $2 billion in planned customer improvements • Reduced overall cost of liquidity—Raised $3.3 billion of attractive financing—Paid down $2.8 billion of higher-coupon debt • Returning value to our shareholders—First dividend since 1980—Completed $1 billion share repurchase—Announced $2 billion share repurchase program through Note: The Certificates and the Equipment Notes are obligations of American Airlines, Inc. and will not be obligations of AAG, US Airways Group, or US Airways, Inc. 1 Excludes net special items. Please refer to the GAAP to non-GAAP reconciliation in the Appendix; 2 JCBA stands for joint collective bargaining agreement; 3 Includes 34 aircraft delivered to AAG’s partner airlines, which are flown on behalf of the AAG Source: AAG filings 19

Integration Update • Co-located at 75% of the airports where American Airlines and US Airways have joint operations • Announced details of a combined frequent flyer program for AAdvantage® and Dividend Miles® members • Reached a five-year JCBA with the APFA1 on a new labor deal for our 24,000 flight attendants • Reached a five-year JCBA with the APA2 on a new labor deal for our 14,000 mainline pilots • Reached a 10-year agreement with pilots at Envoy • 4% base pay increase to other employees below director level • Integrated our cargo division under a single cargo air waybill 1 APFA stands for Association of Professional Flight Attendants; 2 APA stands for Allied Pilots Association 20

Investments in Our Product • Improved check-in areas • Narrowbody standardization • Widebody aircraft retrofits—New fully lie-flat, all-aisle access Business Class seat—International Wi-Fi—AC power outlets and USB power—Walk-up bar—Enhanced in-seat entertainment—Main Cabin Extra seating • A321 Transcontinental—Fully lie-flat seats in First and Business—All-aisle access in First Class—Main Cabin Extra seating—AC power outlets and USB power—Personal in-seat entertainment 21

Global Network with Strong Domestic Exposure • AAG operates an average of nearly 6,700 flights per day to 339 destinations in 54 countries • Hubs located in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C Domestic Regional Position Global Regional Position (YE 2Q2014 Revenue) (FY2014 ASMs) Pacific 4% Atlantic 14% #3 #1 #1 Latin America 17% Domestic 65% Source: AAG filings; AAG reports and Diio 22

Expanding our Asian Network New Routes Added 2014: DFW-HKG ORD DFW DFW ORD DFW-PVG Beijing DFW Seoul Tokyo LAX LAX ORD 2015: DFW Shanghai DFW-PEK DFW Hong Kong 23

Retrofit Plan • We are retrofitting our aircraft to add seats and bring them in line with industry standards Here are the facts of our planned retrofits Aircraft Type Current Configuration Retrofit Configuration Number of Aircraft Expected Completion Boeing 150 160 252 Phase 1: 4Q14 737-800 Seats Seats Aircraft Phase 2: 4Q15 Boeing 247 289 47 2Q 777-200 Seats Seats Aircraft 2016 Boeing 218 209 25 2Q 767-300 Seats Seats* Aircraft 2015 * The seat count on the B767-300 actually decreases because of the installation of fully lie-flat seats. How do we stack up to competitors with our retrofit projects? Aircraft Type Boeing 160 160 Up to 166 175 737-800 Seats Seats Seats Seats Boeing 289 291 Up to 269 777-200 N/A Seats Seats Seats* International * United 777-200 aircraft is configured with 348 seats in select markets 24

Financial Update

2014 was a Successful Year Total adjusted operating revenue ($mm)1 PRASM (cents)1 13.97 13.67 13.33 $42,650 $40,388 $38,620 PF2012 PF2013 FY2014 Mainline CASM, ex. special items & fuel (cents)1 8.67 8.63 8.46 PF2012 PF2013 FY2014 PF2012 PF2013 FY2014 Source: AAG filings; PF2012 and PF2013 figures represent combined American Airlines Group and US Airways Group financials 1 Please refer to the GAAP to non-GAAP reconciliation in the Appendix. 26

2014 Consolidated PRASM • AAG’s 2014 PRASM growth was in line with its peers. We expect to see PRASM improve as the integration progresses 2014 YOY Change in Consolidated PRASM1 5.1% 3.0% 2.3% 2.2% 1.6% 0.2% Source: AAG filings 1 Please refer to the GAAP to non-GAAP reconciliation in the Appendix. 27

2014 Mainline CASM • Mainline CASM excluding fuel and special items was up 2% YOY, primarily due to increased labor costs 2014 YOY Change in Mainline CASM1 (excluding fuel and special items) 4.0% 3.5% 3.1% 2.0% 0.9% -1.2% Source: AAG filings 1 Please refer to the GAAP to non-GAAP reconciliation in the Appendix. 28

2014 Pretax Margin • AAG’s pretax margin is already in line with our peers. For 2015 we expect to have the highest pretax margin of the network carriers 2014 Pretax Margin1 2014 YOY Pretax Margin1 (pts) (ex special items) (ex special items) 17.2% 4.7 4.4 4.2 12.0% 11.2% 9.8% 2.4 6.6% 5.1% 1.5 1.4 Source: AAG filings 1 Please refer to the GAAP to non-GAAP reconciliation in the Appendix. 29

2014 Relative Liquidity • We have a solid relative liquidity position allowing us to better manage business and integration risk Total Liquidity1 as a Percent of LTM Revenues 23.5% 23.2% 22.7% 22.0% 14.7% 12.8% Source: AAG filings 1 Includes cash, short-term investments, restricted cash and available undrawn credit facilities as of 12/31/2014 30

Attractive financing transactions have lowered overall cost of liquidity 7.5% Sr. Secured Notes $1 billion AAG has taken advantage of attractive Municipal Debt $646 Million opportunities in the credit markets Aircraft Debt & Lease Repurchases $1.2 Billion Pension Pre-funding $600 Million $3.4 billion of higher coupon debt prepaid and pension pre-funded $3.3 billion raised at blended rate of 4.4% 2014-1 EETC $957 Million Senior Unsecured $750 Million Term Loan ….while also paying down $750 Million higher cost debt Revolving Credit Facility $800 Million Source: AAG filings 31

Appendix

Reconciliation of GAAP to non-GAAP measures

Pro forma combined income statement ($mm, unless otherwise stated)	Year Ended December 31, 2012			Year Ended December 31, 2013	Predecessor Period From January 1, 2013 to December 8, 2013	Year Ended December 31, 2013
	American Airlines Group	US Airways Group	Combined	American Airlines Group	US Airways Group	Combined
Operating revenues:						
Mainline passenger	$18,743	$8,941	$27,684	$20,218	$9,048	$29,267
Regional passenger	2,914	3,349	6,263	3,131	3,145	6,275
Cargo	675	154	829	685	145	830
Other	2,523	1,321	3,844	2,709	1,338	4,047
Total operating revenues	**24,855**	**13,765**	**38,620**	**26,743**	**13,676**	**40,419**
Total operating expenses	24,707	12,915	37,622	25,344	12,496	37,840
Operating income	**148**	**850**	**998**	**1,399**	**1,180**	**2,579**
Total nonoperating expense, net	(385)	(213)	(598)	(924)	(341)	(1,264)
Income (loss) before reorganization items, net	**(237)**	**637**	**400**	**475**	**839**	**1,315**
Reorganization items, net	(2,208)	0	(2,208)	(2,655)	0	(2,655)
Income (loss) before income taxes	**(2,445)**	**637**	**(1,808)**	**(2,180)**	**839**	**(1,340)**
Income tax provision (benefit)	(569)	0	(569)	(346)	239	(107)
Net income (loss)	**(1,876)**	**637**	**(1,239)**	**(1,834)**	**600**	**(1,233)**
Operating Statistics:						
Mainline and Regional:						
Available seat miles (millions)			254,648			259,914
Revenue passenger miles (millions)			209,938			215,541
Passenger load factor (percent)			82.4			82.9
Yield (cents)			16.17			16.49
Passenger revenue per ASM (cents)			13.33			13.67
Mainline operating cost per ASM (cents)			13.79			13.55

Note: The Certificates and the Equipment Notes are obligations of American Airlines, Inc. and will not be obligations of AAG, US Airways Group, or US Airways, Inc.

33

Reconciliation of GAAP to non-GAAP measures (cont'd)

Fiscal year ended, December 31	Year Ended December 31, 2012 American Airlines Group	US Airways Group	Combined	Year Ended December 31, 2013 American Airlines Group	Predecessor Period From January 1, 2013 to December 8, 2013 US Airways Group	Year Ended December 31, 2013 Combined	FY2014
Total operating revenues excluding special items ($mm)							
Total operating revenues as reported	**$24,855**	**$13,765**	**$38,620**	**$26,743**	**$13,676**	**$40,419**	**$42,650**
Other revenue special item, net	0	0	0	(31)	0	(31)	0
Total operating revenues as adjusted for special items	**$24,855**	**$13,765**	**$38,620**	**$26,712**	**$13,676**	**$40,388**	**$42,650**
Income before tax excluding special items ($mm, unless otherwise stated)							
Income (loss) before income taxes as reported	**($2,445)**	**$637**	**($1,808)**	**($2,180)**	**$839**	**($1,340)**	**$3,212**
Other revenue special item, net	0	0	0	(31)	0	(31)	0
Special items, net	386	34	420	559	138	697	800
Regional operating special items, net	1	3	4	8	(12)	(4)	24
Nonoperating special items, net	(280)	(137)	(417)	211	7	218	132
Reorganization items, net	2,208	0	2,208	2,655	0	2,655	0
Income before income taxes as adjusted for special items (a)	**($130)**	**$537**	**$407**	**$1,222**	**$972**	**$2,195**	**$4,168**
Total operating revenues as adjusted for special items (b)	24,855	13,765	38,620	26,712	13,676	40,388	42,650
%margin (a) / (b)	***(0.5%)***	***3.9%***	***1.1%***	***4.6%***	***7.1%***	***5.4%***	***9.8%***
Net income excluding special items ($mm, unless otherwise stated)							
Income before income taxes as adjusted for special items	**($130)**	**$537**	**$407**	**$1,222**	**$972**	**$2,195**	**$4,168**
Income taxes benefits (provision)	569	0	569	346	(239)	107	(330)
Non-cash income tax provision (benefit)	(569)	0	(569)	(324)	0	(324)	346
Net tax effect of special items	0	0	0	0	(29)	(29)	0
Net income as adjusted for special items (a)	**($130)**	**$537**	**$407**	**$1,244**	**$704**	**$1,949**	**$4,184**
Total operating revenues as adjusted for special items (b)	24,855	13,765	38,620	26,712	13,676	40,388	42,650
%margin (a) / (b)	***(0.5%)***	***3.9%***	***1.1%***	***4.7%***	***5.1%***	***4.8%***	***9.8%***

Note: The Certificates and the Equipment Notes are obligations of American Airlines, Inc. and will not be obligations of AAG, US Airways Group, or US Airways, Inc.

34

Reconciliation of GAAP to non-GAAP measures (cont'd)

	Year Ended December 31, 2012			Year Ended December 31, 2013	Predecessor Period From January 1, 2013 to December 8, 2013	Year Ended December 31, 2013	
Fiscal year ended, December 31	American Airlines Group	US Airways Group	Combined	American Airlines Group	US Airways Group	Combined	FY2014
Passenger revenue per ASM ($mm; per ASM figures in cents)							
Mainline passenger revenue, as reported	$18,743	$8,941	$27,684	$20,218	$9,048	$29,267	$30,802
Regional passenger revenue, as reported	2,914	3,349	6,263	3,131	3,145	6,275	6,322
Total passenger revenue (a)	**$21,657**	**$12,290**	**$33,947**	**$23,349**	**$12,193**	**$35,542**	**$37,124**
Available seat miles - mainline & regional (b)	-	-	254,648	-	-	259,914	265,657
Passenger revenue per ASM (cents) (a) / (b)	**-**	**-**	**13.33**	**-**	**-**	**13.67**	**13.97**
Mainline operating expenses per ASM, excluding special items & fuel ($mm; per ASM figures in cents)							
Total operating expenses, as reported	**$24,707**	**$12,915**	**$37,622**	**$25,344**	**$12,496**	**$37,840**	**$38,401**
Regional fuel expenses	(1,012)	(1,098)	(2,110)	(1,120)	(988)	(2,108)	(2,009)
Regional other expenses	(2,016)	(2,219)	(4,235)	(2,206)	(2,103)	(4,309)	(4,507)
Total mainline operating expenses	$21,679	$9,598	$31,277	$22,018	$9,405	$31,423	$31,885
Special items, net	(386)	(34)	(420)	(559)	(138)	(697)	(800)
Aircraft fuel and related taxes	(7,705)	(3,489)	(11,194)	(7,839)	(3,270)	(11,109)	(10,592)
Mainline operating expenses, excluding special items and fuel (a)	**$13,588**	**$6,075**	**$19,663**	**$13,620**	**$5,997**	**$19,617**	**$20,493**
Available seat miles - mainline (b)	-	-	226,839	-	-	231,873	237,522
Mainline op. exp. per ASM, ex. special items & fuel (cents) (a) / (b)	**-**	**-**	**8.67**	**-**	**-**	**8.46**	**8.63**

Note: The Certificates and the Equipment Notes are obligations of American Airlines, Inc. and will not be obligations of AAG, US Airways Group, or US Airways, Inc.

35